Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports 2012 Financial Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., March 7, 2013 — Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today announced consolidated 2012 financial results and provided updates on the commercial launch of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States.

“The launch of EXPAREL continues to go well. Weekly growth in new customers and continued expansion in hospitals that have gained experience with the product support our belief that EXPAREL provides a significant opportunity to improve patient care as well as hospital economics,” said Dave Stack, president and chief executive officer of Pacira. “We are in the fortunate position of hearing daily that clinicians are impressed with the ability of EXPAREL to reduce the requirement for opioids and to control postsurgical pain and that nurses and patients comment on the advantages of EXPAREL.”

Recent Highlights and Upcoming Events

•                  EXPAREL Commercialization: In the fourth quarter ended December 31, 2012, EXPAREL sales totaled $7.8 million, up from $4.6 million in the third quarter of 2012. As of December 31, 2012, 819 accounts ordered EXPAREL, compared to 628 accounts as of October 26, 2012. Of these, 191 accounts reordered EXPAREL six times or more and 110 accounts reordered 10 times or more. Pacira continues its steady expansion since launch with access to 75 percent of the top 100 target hospital accounts and 53 percent of the top 500 target hospital accounts.

•                  Strategic Partnerships: On December 5, 2012, Pacira entered into a global licensing agreement with Aratana Therapeutics Inc. for the development and commercialization of bupivacaine liposome injectable suspension for animal health indications. Aratana will develop and seek approval for the use of the product to manage postsurgical pain in veterinary surgery, focusing initially on cats, dogs and other companion animals. Veterinary development of this product may address the estimated 33 million surgeries performed every year on companion animals in the U.S.

•                  Convertible Debt Transaction: On January 23, 2012, Pacira closed an offering of $120.0 million in aggregate principal amount of 3.25 percent convertible senior notes due February 1, 2019. Approximately $30.1 million of the net proceeds of the offering were used to repay all amounts outstanding and to terminate its senior secured credit facility.  The remainder of the net proceeds will be used to fund the continued commercialization of EXPAREL, the development of additional indications for EXPAREL and for general corporate purposes.

•                  Exploring Additional Indications for EXPAREL: During the fourth quarter, Pacira announced new positive data supporting the use of EXPAREL infiltrated into the transversus abdominis plane (iTAP) in robotic prostatectomy patients. These data showed that treatment with EXPAREL resulted in reduced need for opioids compared to historical controls and 100 percent patient satisfaction with postsurgical pain control. The findings were presented at the 11th Annual American Society of Regional Anesthesia and Pain Medicine (ASRA) Meeting. Additionally, Pacira has two ongoing pivotal Phase 3 trials, an intercostal block study in posterolateral thoracotomy patients and a femoral nerve block in total knee arthroplasty (TKA) patients.

•                  Spring Data Presentations and Publications: Pacira continues to generate strong data supporting both the clinical and economic benefits of EXPAREL use. Over the next several months, Pacira expects data from several open and laparoscopic colectomy studies to be published in several top peer-reviewed pain and surgical journals.

•                  Investor Meetings: Pacira management will be presenting at the Barclays Global Healthcare Conference on March 13, 2013 at 2:30 p.m. ET in Miami, and will be attending the Jefferies 2013 Denver Specialty Pharmaceuticals Summit on March 21, 2013 in Denver.

Full-Year 2012 Financial Results

•                  Total revenues for the year ended December 31, 2012 were $39.1 million compared with $15.7 million for the year ended December 31, 2011. Total revenues for the fourth quarter of 2012 were $10.5 million compared with $4.2 million for the fourth quarter of 2011. The increase in revenues was primarily driven by product sales of EXPAREL, which totaled $7.8 million for the fourth quarter of 2012 and $14.6 million for the year ended December 31, 2012. EXPAREL was commercially launched in April 2012 and represents the sale of product shipped directly to end-users, including hospitals and ambulatory surgery centers. Collaborative licensing and development revenue also attributed to $13.3 million of the increase in total revenues for the year, primarily due to the recognition of deferred revenue associated with the termination of certain agreements.

•                  Total operating expenses for the year ended December 31, 2012 were $88.4 million compared with $54.8 million for the year ended 2011. The increase was primarily driven by manufacturing and commercialization efforts for EXPAREL. Additionally, there were certain non-recurring costs relating to the repairs and maintenance to the manufacturing facilities.

•                  Net loss for the year ended December 31, 2012 was $52.3 million, or $1.72 per share (based on 30.3 million weighted average shares outstanding). As of December 31, 2012, there were 32.6 million shares of common stock outstanding.

•                  Pacira ended 2012 with cash and cash equivalents, restricted cash and short-term investments (“cash”) of $42.6 million. On January 23, 2013, the Company completed an offering of $120.0 million of 3.25 percent convertible senior notes, providing net proceeds of approximately $115.3 million after deducting offering expenses. Cash as of December 31, 2012, including the net proceeds of the convertible senior notes, and after the repayment of its senior secured credit facility, was $127.8 million.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Thursday, March 7, 2013, at 9 a.m. ET. The call can be accessed by dialing 1-866-510-0705 (domestic) or 1-617-597-5363 (international) five minutes prior to the start of the call and providing the passcode 72738968.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), and providing the passcode 87591567. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL® (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures.  Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at www.EXPAREL.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans to manufacture and commercialize EXPAREL and the success of our commercialization of EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL to include nerve block; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, (973) 254-3570

Media Contact:

Pure Communications, Inc.

Dan Budwick, (973) 271-6085

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Net product sales	$8,213	$2,027	$18,191	$6,895
Collaborative licensing and development revenue	1,816	1,229	18,390	5,074
Royalty revenue	421	977	2,503	3,720
Total revenues	10,450	4,233	39,084	15,689

Operating expenses:
Cost of revenues	9,672	6,601	32,139	16,739
Research and development	3,244	2,131	9,937	14,873
Selling, general and administrative	13,363	7,199	46,306	20,159
Impairment of long-lived assets	—	3,019	—	3,019
Total operating expenses	26,279	18,950	88,382	54,790
Loss from operations	(15,829)	(14,717)	(49,298)	(39,101)

Other (expense) income:
Interest income	57	144	275	255
Interest expense	(343)	(712)	(1,807)	(4,780)
Loss on early extinguishment of debt	—	—	(1,062)	—
Royalty interest obligation	(230)	(8)	(278)	227
Other, net	(1)	10	(111)	71
Total other expense, net	(517)	(566)	(2,983)	(4,227)
Net loss	$(16,346)	$(15,283)	$(52,281)	$(43,328)

Net loss per share:
Basic and diluted net loss per common share	$(0.50)	$(0.72)	$(1.72)	$(2.64)
Weighted average common shares outstanding:
Basic and diluted	32,570,711	21,271,680	30,331,965	16,437,464

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31,
	2012	2011
Assets:
Cash and cash equivalents, restricted cash and short-term investments	$42,573	$77,452
Other current assets	18,349	5,197
Fixed assets, net	39,116	25,103
Goodwill and other assets, net	12,016	5,738
Total assets	$112,054	$113,490
Liabilities and stockholders’ equity:
Current liabilities	$14,156	$31,911
Long-term debt and royalty interest obligation	26,048	20,074
Other long-term liabilities	5,995	13,236
Stockholders’ equity	65,855	48,269
Total liabilities and stockholders’ equity	$112,054	$113,490

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